                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT dated as of January 1, 2000 (the "Effective Date") between Kupper Parker Communications Inc., a New York corporation (the "Company"), and Bruce Kupper (the "Executive").

WHEREAS, the Company is a global communications holding company with ownership interests in subsidiaries and affiliates that are engaged in the advertising agency business, the multimedia production business, the business of planning and buying of media time and space and related businesses (the Company and the subsidiaries, affiliates and joint ventures in which it from time to time has equity interests are hereinafter referred to collectively as the "Kupper Parker Group");

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the employment of the Executive by the Company as its Chairman and Chief Executive Officer, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

     1. Employment. The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The initial term of employment of the Executive by the Company pursuant to this Agreement (the "Initial Term") shall commence on the Effective Date and, unless earlier terminated, shall end on the second annual anniversary of the Effective Date; provided that the term of this Agreement shall automatically be extended for two additional years as of the day immediately following the end of the Initial Term and as of the day immediately following the end of each subsequent two-year extended term hereof unless the Company shall have terminated the automatic extension provisions of this sentence by giving written notice to the Executive at least 30 days prior to the then applicable termination date. (The Initial Term and any extension of the term of this Agreement pursuant to this Section 1 are collectively referred to herein as the "Employment Period.").

     2. Position and Duties. The Company shall employ the Executive during the Employment Period with the title of Chairman and Chief Executive Officer. The Executive shall also serve as a member of the Company's Board of Directors (the "Board") (subject to continued election by the Company's stockholders). The Executive shall report directly to the Board. Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall have the authority, duties and responsibilities commensurate with his position and title as the principal executive officer of the Company and such other duties and responsibilities (not inconsistent with his position) as are reasonably assigned to him from time to time by the Board or any committee thereof. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities his duties hereunder, shall devote his full business time, attention and efforts to the affairs of the Kupper Parker Group and shall use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing, the Executive may engage in charitable, civic or community activities, provided that they do not interfere with the performance of the Executive's duties hereunder, and, with the prior approval of the Board, may serve as a director of any business corporation; provided that such service does not violate the terms of any of the covenants contained in Section 8 hereof.

     3.   Compensation.

                  Annual Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary at the rate of $360,000 per annum in accordance with the Company's regular payroll practices. During the term of this Agreement, the Base Compensation shall be increased by an amount equal to four percent (4%) of existing Base Compensation at the end of each year of employment.

                  Incentive Compensation. During the Employment Period, the Executive shall be entitled to participate in the Company's Executive Compensation Program (and any other incentive compensation program that may apply generally to senior executives of the Company from time to time), as such Program applies to similarly situated senior executives and as such Program may be amended from time to time.

                  Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans and programs and fringe benefits that are generally available to senior executives of the Company from time to time. All benefits referred to in this Section 3c are hereinafter referred to as the "Employee Benefits."

                  Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the Company's policies and procedures for senior executives.

Consulting Period and Benefits.

(a) Commencement. At the end of the scheduled term of the Employment Period (as extended, if applicable), if the Executive retires from the Company or the Company decides not to extend the Employment Period, then the Executive shall become a consultant to the Company for the two-year period beginning on the day following the last day of the Employment Period (the "Consulting Period"). In addition, if the Executive resigns from the Company prior to the end of the Employment Period (other than upon a "Qualifying Termination," as defined in Section 5(a) below), then the Consulting Period and corresponding benefits shall apply, subject to the vesting requirements set forth in subsection (d) below.
(b) Duties and Responsibilities. During the Consulting Period, the Executive shall make himself available, upon reasonable notice, to perform services for the Company which shall be related to such projects and matters as the Board or the Chief Executive Officer of the Company may designate from time to time and which shall be commensurate with the Executive's years of experience and level of skill. The Executive shall not be required to devote more than the equivalent of 10 full business days during any calendar quarter to the performance of such services.
(c) Consulting Benefits. During the Consulting Period, the Executive shall be paid an annual cash benefit equal to the vested portion of 75% of the average of the Executive's annual base salary over the last three full calendar years of his employment with the Company, with the vested portion determined in accordance with subsection (d) below. These consulting payments shall be made no less frequently than monthly, and shall be subject to any applicable tax withholding and tax reporting requirements. The Company shall also reimburse the Executive in accordance with the Company's policies and procedures for all proper expenses incurred by him in the performance of his duties and responsibilities during the Consulting Period.
(d) Vesting. The Executive's annual cash benefit described in subsection c above shall vest one-fifth per year beginning on the first anniversary of the date the Executive commenced serving as Chief Executive Officer of the Company, such that the benefit shall vest one-fifth on each of April 1, 2002, 2003, 2004, 2005, and 2006 (subject to the Executive's continued employment with the Company through those dates).
(e) Termination of Consulting Period. The Consulting Period shall terminate prior to the end of the two-year period, and the benefits described in subsection c above shall immediately cease, upon the occurrence of either of the following: (i) the material failure by the Executive to perform the reasonably requested duties and responsibilities described in subsection (b) above (subject to written notice by the Company and a reasonable opportunity to cure) or (ii) a material breach by the Executive of this Agreement or other action by the Executive that constitutes "Cause" under Section 5(b) (subject to written notice by the Company and a reasonable opportunity to remedy any condition, conduct, action or inaction of the Executive giving rise to the violation or breach if such violation or breach is remediable). Notwithstanding the foregoing, if the Executive dies or becomes permanently disabled (see "Disability" as defined in Section 5(a) below) during the Consulting Period, then the vested consulting benefits shall continue to be paid to the Executive or his estate, as applicable, for the remainder of the five-year Consulting Period. The foregoing shall not be construed as limiting any other rights or remedies that may be available to the Company upon the Executive's breach of any provision of this Agreement.

5.      Termination of Employment Period.

(a) Qualifying Termination. For purposes of this Agreement, "Qualifying Termination" means the occurrence of any of the following events prior to the expiration of the Employment Period, as extended, if applicable:
(i) termination of the Executive's employment by the Company without Cause (as defined in subsection (b) below), (ii) termination of the Executive's employment by the Company on account of the Executive having become unable (as determined by the Company in good faith) to perform regularly his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months (termination for "Disability"), (iii) termination of the Executive's employment on account of the Executive's death, or (iv) termination of the Executive's employment by the Executive due to and upon the occurrence, without the Executive's express written consent, of any of the following events:
(1) the assignment to the Executive of any duties that either (A) are inconsistent in any material respect with the Executive's position, duties, responsibilities or status with the Company at the date of this Agreement (or subsequent hereto if such new position(s), duties, responsibilities or status are agreed to by the Executive) or (B) result in a material diminution of the Executive's responsibilities, (2) a material adverse change in the Executive's reporting responsibilities, titles or offices with the Company, (3) a material breach of the Company's obligations set forth in this Agreement, (4) a decrease in the Executive's base salary, or (5) any requirement of the Company that the location where the Executive is based be materially changed.
For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken by the Company in good faith and which is remedied by the Company promptly (the later of 60 days or as soon as reasonably practicable) after receipt of written notice thereof given by the Executive shall not constitute a basis for a Qualifying Termination.
(b) Definition of Cause. The Company may terminate the Executive's employment immediately for "Cause" if, in the reasonable determination of the Board or the Compensation Committee of the Board, as set forth in an action of the Board or such Committee setting forth in reasonable detail the reasons for such termination, (i) the Executive engages in conduct that violates significant policies of the Company after the Executive is notified by the Company that he is engaging in conduct that violates such policies and that such conduct will be deemed to be Cause; (ii) the Executive fails to perform the essential functions of his job (except for a failure resulting from a bona fide illness or incapacity) or fails to carry out the Board's reasonable directions with respect to material duties after the Executive is notified by the Company that he is failing to perform these essential functions or failing to carry out such reasonable directions and that such conduct will be deemed to be Cause; (iii) the Executive engages in embezzlement or misappropriation of corporate funds or other acts of fraud, dishonesty or self-dealing, or commits a felony or any significant violation of any material statutory or common law duty of loyalty to the Company; or (iv) the Executive breaches a material provision of this Agreement (including, but not limited to, the non-compete, non-solicitation, confidentiality, or non-disparagement provisions in Sections 8 and 9), after the Executive is notified by the Company that he has breached a material provision of this Agreement and that such breach will be deemed to be Cause. Prior to any termination of the Executive for Cause pursuant to clauses (i), (ii) or (iv) of this Section 5(b), the Company shall give the Executive reasonable opportunity to remedy any condition, conduct, action or inaction of the Executive giving rise to the violation or breach of such clause if such violation or breach is remediable.

6.       Consequences of Termination of Employment Period.

(a) Benefits Upon Termination. If the Employment Period terminates for any reason, the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following benefits:
(i)      within 30 days after the amount in question is reasonably determinable
(1) base salary payable through the date of termination of employment, (2) unpaid annual incentive compensation for the calendar year immediately preceding the date of such termination, and (3) reimbursement of proper expenses incurred through the date of such termination; and,
(ii) participation (by the Executive or the Executive's qualified dependents, as the case may be) in all other applicable benefit plans or programs in accordance with the provisions thereof applicable to terminated employees (or their qualified dependents, as the case may be).
(b) Additional Benefits Upon Qualifying Termination. If the Employment Period terminates prior to its scheduled expiration date, as extended if applicable, for a reason set forth in Section 5(a), the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following additional benefits:
(i) within 30 days after the amount in question is reasonably determinable, annual incentive compensation for the calendar year in which such termination shall have occurred, prorated through the date of such termination based on actual results of operations for such full calendar year; and
(ii)    if the Qualifying Termination is for any reason other than death or
Disability:
(1) each stock option granted to the Executive by the Company on or after the Effective Date then held by the Executive shall on the date of such termination be 100% vested;
(2) for a period of two years commencing on the day immediately following the date of termination of the employment of the Executive (the "Severance Period"), the Executive shall be entitled to receive (A) base salary, at the rate payable as of the date of such termination, payable in accordance with the Company's normal payroll policies and (B) within 30 days after the amount in question is reasonably determinable, annual incentive compensation at the higher of (x) the rate payable to the Executive for the calendar year in which such termination shall have occurred or (y) the average of the rates payable to the Executive for the three calendar years (or if the Executive shall have participated in the Company's Executive Compensation Program for fewer than three calendar years, for such lesser number of calendar years) immediately preceding the year in which such termination shall have occurred;
(3) during the Severance Period, the Executive shall be entitled to participate in life insurance, medical and dental benefits on terms no less favorable than on the termination date, subject to legal restrictions and to modifications of general application to all similarly situated employees; and

(4) for a period of two years beginning on the day immediately following the conclusion of the Severance Period, the Executive shall receive the annual Consulting Period benefit described in Section 4(C) above, with all vesting requirements deemed to be satisfied;
(iii) if the Qualifying Termination is due to the Executive's Disability, for the two-year period beginning on the day immediately following the effective date of the Executive's termination of employment, the Executive shall receive the then vested portion of the annual Consulting Period benefit described in
Section 4(C) above; and
(iv) each stock option granted to the Executive by the Company on or after the Effective Date then held by the Executive shall be exercisable to the extent it is vested at the date of termination by the Executive or the Executive's executor, administrator or other legal representative, as the case may be, for up to three years after the date of termination, but in no case beyond a date 10 years following the date of grant of such option.
7. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive's Form W-4 on file with the Company and all applicable social security and Medicare taxes.
8.      Noncompetition; Nonsolicitation; Confidentiality.

(a) Covenant Not to Compete. Except with the prior written consent of the Board, during the Employment Period (including the remaining scheduled term of the Employment Period following the Executive's resignation or termination for "Cause"), any Severance Period and any Consulting Period (including the period during which consulting benefits are paid in accordance with Section 6(b)(ii) or
(iii) above):
(i) the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (1) the businesses conducted at the date hereof by the Kupper Parker Group or (2) any business in which the Kupper Parker Group is substantially engaged at any time during the Employment Period;
(ii) the Executive shall not solicit, directly or indirectly, any customer, client or other business relationship of the businesses conducted by the Kupper Parker Group as of the date hereof or of any business in which the Kupper Parker Group is substantially engaged at any time during the Employment Period; and
(iii) the Executive shall not induce or attempt to persuade any employee of the Kupper Parker Group to terminate the employee's employment relationship with the Kupper Parker Group.
(b) Confidential Information and Trade Secrets. The Executive shall not, at any time during the Employment Period or thereafter, make use of any bidding information (or computer programs thereof) of the Kupper Parker Group, nor divulge any trade secrets or other confidential information of the Kupper Parker Group, except to the extent that such information becomes a matter of public record, is published in a newspaper, magazine or other periodical available to the general public or as the Company may so authorize in writing; and when the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain specifically to any of the businesses covered by the covenants in Section 8(a)(i) or which were paid for by the Kupper Parker Group; provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.
(c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Executive contained in this Section:
(i) the covenants set forth in Sections 8(a)(i) and 8(a)(ii) shall apply within all territories in which the Kupper Parker Group is actively engaged in the conduct of business during the Employment Period, including, without limitation, the territories in which customers are then being solicited;
(ii) each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 8(a) and 8(b) any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and
(iii) the covenants contained in Sections 8(a) and 8(b) shall survive the conclusion of the Executive's employment by the Company.

9. Nondisparagement; Cooperation. (a) The Executive shall not, at any time during his employment with the Company or thereafter, make any public or private statement to the news media, to any Kupper Parker Group competitor or client, or to any other individual or entity, if such statement would disparage any of the Kupper Parker Group, any of their respective businesses or any director or officer of any of them or such businesses or would have a deleterious effect upon the interests of any of such businesses or the stockholders or other owners of any of them; provided, however, that the Executive shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of any of the Kupper Parker Group by the Executive in the course of carrying out his duties pursuant to this Agreement or, to the extent applicable, his duties as a director or officer, or
(ii) private statements made to persons other than clients or competitors of any of the Kupper Parker Group (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon any of the Kupper Parker Group; and provided further that nothing contained in this
Section 9(a) or in any other provision of this Agreement shall preclude the Executive from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.
(b) The Company shall not, at any time during the Executive's employment with the Company or thereafter, authorize any person to make, nor shall the Company condone the making of, any statement, publicly or privately, which would disparage the Executive; provided, however, that the Company shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of the Kupper Parker Group or (ii) private statements made to persons other than clients or competitors of any of the Kupper Parker Group (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Executive; and provided further that nothing contained in this Section 9(b) or in any other provision of this Agreement shall preclude any officer, director, employee, agent or other representative of any of the Kupper Parker Group from making any statement in good faith which is required by any law, regulation or order of any court or regulatory commission, department or agency.

10. Enforcement. The parties hereto agree that the Company would be damaged irreparably in the event that any provision of Section 8 or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Each of the parties agrees that he or it will submit himself or itself to the personal jurisdiction of the courts of the State of Missouri in any action by the other party to enforce an arbitration award against him or it or to obtain interim injunctive or other relief pending an arbitration decision.

11. Survival. Sections 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination or expiration of the Employment Period.

12. Arbitration; Certain Costs. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in St.Louis, Missouri administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

13. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (a) if to the Executive, to the most recent address then shown on the employment records of the Company, and if to the Company, to Kupper Parker Communications Inc., 8301 Maryland Avenue, St. Louis, Missouri 63105, Attention: Chief Financial Officer, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

16. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and permitted assigns. Any successor or permitted assign of the Company shall assume by instrument delivered to the Executive the liabilities of the Company hereunder. This Agreement shall not be assigned by the Company other than to a successor pursuant to a merger, consolidation or transfer of all or substantially all of the capital stock or assets of the Company.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri without regard to principles of conflict of laws.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KUPPER PARKER COMMUNICATIONS INC.


By: /s/ S. Lee Kling
S. Lee Kling,
Chairman of the Compensation
Committee of the Board of
Directors

EXECUTIVE:

/s/ Bruce Kupper
Bruce Kupper